Exhibit 99.1

Coffee Holding Co., Inc. Announces Regular Quarterly Dividend Program of $0.03 Per Share

STATEN ISLAND, N.Y., June 25, 2010 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. (Nasdaq:JVA) (the "Company") today announced that its Board of Directors has declared a quarterly cash dividend on the company's common stock of three cents ($0.03) per share for stockholders of record as of the close of business on July 16, 2010. The dividend will be paid on July 29, 2010.

"A regular quarterly dividend program accomplishes our goals of creating shareholder value while sending a signal to the marketplace as to the company's current strength," said Andrew Gordon, President & CEO.

"We want to reward our investors with this modest income to give them further reason to back our company for the long haul at a time when many investors are looking for both value and stability in what has become an increasingly difficult and unstable economic and investing environment. This payout, with its current 2.4 % yield, will not prevent us from our achieving our other corporate growth initiatives, as we continue to generate free cash flow."

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company's private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, the ability to continue the new quarterly dividend program and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

CONTACT:  Coffee Holding Co., Inc.
          Andrew Gordon, President & CEO
          (718) 832-0800